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                                                                    Exhibit 10.3

                 AT HOME CORPORATION AND HARRIS INTERACTIVE INC.
                              UNIQUE NAME AGREEMENT
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         THIS UNIQUE NAME LICENSE AGREEMENT (the "Agreement") is made as of
October 1, 1999 (the "Effective Date"), by and between At Home Corporation, a Delaware corporation ("ATHM"), with an address at 10333 Church Ranch Blvd., Westminster, Colorado 80021, and Harris Interactive Inc., a Delaware corporation ("HI"), with an address at 135 Corporate Woods, Rochester, New York 14623-1457.

         In consideration of the foregoing premises the mutual covenants contained herein, the parties agree as follows:

1. DEFINITIONS: Unless otherwise specified herein, all capitalized terms used in this Agreement shall have the meaning set forth below:

         1.1 ACTIVELY OPTED-IN: means that a consumer, in response to relevant questions, has affirmatively expressed a desire allow to HI to use his or her email communication information for Research Purposes with specific reference to the Harris Poll Online(TM).

         1.2 PASSIVELY OPTED-IN: means that a consumer, in response to relevant questions, has not affirmatively expressed a desire to have his or her email communication information excluded from use by HI for Research with specific reference to the Harris Poll Online(TM).

         1.3 UNIQUE NAME(S): means information collected by ATHM about an individual who (i) is over eighteen (18) years of age or who is not known to be under the age of eighteen (18) at the time of registration as a Unique Name,
(ii) has a valid deliverable email address, (iii) is not already a Unique Name not already in the Harris Poll Online(TM) database, and (iv) has either Actively Opted-In or Passively Opted-in. Unique Names includes all Completed Names but also includes names which have Passively Opted-in or which have less than three of the required demographics, but does not include Unqualified Limited Names.

         1.4 COMPLETED NAME(S): means a Unique Name that has Actively Opted-in STATUS and has at least three (3) of the following six (6) Data elements: age, gender, education, income, marital status and occupation.

         1.5 LIMITED NAMES: means names obtained by ATHM through programs co-branded or run jointly with third parties, that would be Unique Names but for the fact that ATHM does not have rights to transfer exclusive ownership for Research Purposes to HI due to its third party agreements.

         1.6 QUALIFIED LIMITED NAMES: means Limited Names that (i) do not constitute [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission] as the case may be, derived by ATHM from a particular source or arrangement and delivered to HI hereunder, measured cumulatively from the date of this Agreement, and (ii) are derived from a source or provider that has not offered the Unique Name an active or passive opt-in for use by a person or entity, other than HI, primarily for Research Purposes (it being understood that opt-ins for research directly related to the product or service offered in connection with the opt-in is not an opt-in for use primarily for Research Purposes).

         1.7 UNQUALIFIED LIMITED NAMES: means all Limited Names that are not Qualified Limited Names.

         1.8 DATA means the data elements collected through the online data collection activities of ATHM, including behavioral data derived from transaction log files.

         1.9 PROMOTIONAL PURPOSES: means use of the Unique Names, or part of them, for the primary purpose of advertising, marketing or promoting any good or service, including, without limitation, advertising delivery, measurement and targeting, profiling of audiences, lead generation, cooperative marketing programs, list rental for purposes of advertising and promotional activities, client database enhancement and development, and the sale of branded merchandise associated with the ATHM and its Affiliate's brand names.

         1.10 RESEARCH PURPOSES: means use of the Unique Names, or part of them, by recontacting the relevant individuals for the purpose of additional data collection and data analysis conducted to provide research studies, including without limitation conducting customer satisfaction and loyalty retention studies, creating research studies and reports (including studies on assessments of advertising effectiveness and copy testing), and conducting and providing analysis of surveys an polls (including among others the Harris Poll Online(TM)).

         1.11 CONFIDENTIAL INFORMATION: has the meaning described in Section 13 of this Agreement.

         1.12 AFFILIATE: means any person or entity which directly or indirectly, or through one or more intermediaries, controls or is controlled by or is under common control with the applicable person or entity.

2. GRANT TO HI. Subject to the terms and conditions of this Agreement, ATHM hereby grants HI exclusive ownership rights, for Research Purposes only, in the Unique Names and Data; provided that such exclusivity with respect to Limited Names is limited to the extent, and only to the extent, that ATHM's rights in that respect are limited by its third party arrangement involved in generation of the Unique Names. ATHM expressly retains all ownership and other rights except for Research Purposes in the Unique Names and Data. ATHM shall not use, and shall neither transfer nor license the Unique Names and Data to any third party, in any manner inconsistent with the exclusive Research Purposes rights granted to HI hereunder. The transfer of


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ownership rights to HI hereunder shall become irrevocable at such time as HI pays the Fee related to each Unique Name. HI owns all rights, for Research Purposes only, to the Unique Names in perpetuity, and these Unique Names or any interest therein cannot be transferred from ATHM to any third party for Research Purposes.

3. RESTRICTIONS. Neither the Unique Names, nor the Data, nor any portion thereof may be made accessible, copied, downloaded, stored in a retrieval system, published, transmitted or otherwise reproduced, transferred, stored, disseminated or used in any form or any means except in a manner consistent with the limited ownership rights granted by ATHM in Section 2. HI shall not sell, transfer, assign, publish, distribute, disseminate, or convey any of the Unique Names or Data, or any portion thereof, or otherwise, to any third party, in any manner inconsistent with the limited Research Purpose ownership rights granted to HI hereunder.

4. OBLIGATIONS OF ATHM. In consideration for the Fee paid by HI, ATHM will do the following:

         4.1 ATHM will deliver to HI all Unique Names held or generated by ATHM and/or MatchLogic (whether Actively Opted-in or Passively Opted-in and with or without demographics) during the term of this agreement, with a minimum guaranteed delivery of [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.] Unique Names per calendar quarter. ATHM will advise HI as to the restrictions applicable to Qualified Names delivered to HI, and also will advise HI as to Unqualified Limited Names held or generated by ATHM and/or MatchLogic with a description of the respective restrictions applicable thereto. HI may elect to receive such Unqualified Limited Names, and if it so elects, they will count toward the minimum guaranteed delivery.

         4.2 Included in the minimum [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.] names delivered to HI, ATHM will deliver to HI a minimum of [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.] Completed Names per calendar quarter. Unique Names will be sent to HI pursuant to Section 4.1, but only Unique Names that are Completed Names count toward the minimum delivery of this Section 4.2. If ATHM sends a particular Unique Name with no additional Data elements or without an Active Opt-In to HI in one quarter, then ATHM may, in a future quarter, re-send such Unique Name records with the required three (3) Data elements and Active Opt-In as part of the [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.] Completed Names per quarterly quota.

         4.3 To the extent there is a cumulative shortfall (in other words if ATHM has met or is ahead of the [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.] Completed Names quota for prior quarters and then, in a particular quarter the number of Unique Names


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delivered falls below the cumulative total due HI) then ATHM will not be in breach of the Agreement if ATHM makes up the cumulative shortfall in addition to the current required deliveries during the quarter immediately following the quarter in which the shortfall occurs. As long as cumulatively the quota is met, a shortfall in a specific quarter shall not be considered a breach of the Agreement.

         4.4 ATHM will include the HI Opt-In on all new user and membership pages sponsored exclusively by Excite.com.

         4.5 ATHM will use commercially reasonable efforts to deliver Unique Names to HI semi-monthly on the 15th, and last day of the month, but in no event less frequently than twice per month on average.

5. OBLIGATIONS OF HI. HI will use commercially reasonable efforts to send ATHM a confirmation report ("Report") (or make the Report available via FTP) within ten (10) business days after each delivery of Unique Names in order to notify ATHM of any discrepancies in the amount of Unique Names delivered, but in no event less frequently than twice per month on average. If ATHM does not receive a Report, or the Report is not available, within twenty (20) business days then HI will be deemed to have accepted the amount of Unique Names sent as specified by ATHM. HI may not reject a Unique Name if it contains a valid deliverable email address after HI has successfully delivered a message to the subject of the Unique Name.

6.       OWNERSHIP:

         6.1 ATHM will retain exclusive ownership of all Unique Names and Data provided to HI hereunder for all purposes except for the exclusive ownership rights for Research purposes granted to HI in Section 2. Notwithstanding the foregoing, ATHM acknowledges that if the Unique Names and Data have been made available to HI prior to, and independent from, delivery to HI by ATHM, such Unique Names and Data shall not be deemed proprietary or confidential information of ATHM in their independently derived form.

         6.2 ATHM will retain exclusive ownership of (i) the techniques, methods, processes, systems, strategies and technology, including but not limited to software and hardware applications that were Confidential Information of ATHM and its Affiliates on the date of this Agreement, and (ii) all ATHM trademarks trade names, and brands, including the GOBOSHTM trademark. HI will retain exclusive ownership of (i) the techniques, methods, processes, systems, strategies and technology, including but not limited to software and hardware applications that were Confidential Information of HI and its Affiliates on the date of this Agreement, and (ii) all HI trademarks trade names, and brands, including the Harris Poll Online trademark.

         6.3 During the term of this Agreement and thereafter, with respect to the Unique Names, ATHM shall have the exclusive rights to income and revenues of every


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nature derived from the Unique Names for all purposes other than Research
Purposes. During the term of this Agreement and thereafter, with respect to the Unique Names delivered to HI hereunder, HI shall have the exclusive rights to income and revenues of every nature derived from the Unique Names for all Research Purposes.

7. FEES; PAYMENT TERMS: As consideration for the delivery and license of the Unique Names to HI, during the term of this Agreement, HI agrees to pay ATHM [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission] per month ("Fee"). HI agrees to pay ATHM an initial Fee of [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission] within five days after the Effective Date, and thereafter, HI will pay ATHM the Fee by the first day of each month during the term of the Agreement. If at any time a cumulative shortfall has occurred as of the end of any quarter, HI may withhold a proportionate share of the Fee for the following month(s) equal to at a rate [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission] per Completed Name shortfall and [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission] per Unique Name shortfall, provided that the withheld Fee shall be due with the first monthly payment due after the shortfall is cured. HI's rights to withhold a portion of the Fee shall not affect ATHM's obligations to deliver names as required by this agreement.

8.       TERM AND TERMINATION:

         8.1 The initial term of the Agreement will begin on the Effective Date, continue for three (3) years, and automatically renew for succeeding one (1) year terms; provided that (i) HI may terminate this Agreement effective March 31, 2000 by giving written notice to Excite@Home on or before March 31, 2000 in the event that HI has not completed an initial public offering of its shares on or before March 20, 2000, and (ii) after the initial three (3) year term either party may terminate this Agreement without cause by giving the other at least one hundred twenty (120) days prior written notice of its intention to terminate. If termination occurs due to failure to complete a public offering, or during any annual renewal term, the Unique and Completed Names to be provided and the Fee to be paid shall be pro rated based upon the portion of the year during which this Agreement remains in effect.

         8.2 The parties may terminate the Agreement as follows: (i) either party may terminate this Agreement upon the (a) material breach of the other party, if such breach remains uncured for thirty (30) days following written notice to the breaching party, (b) dissolution or liquidation of the other party, or (c) bankruptcy or other proceeding for the relief of debts by the other party that is not dismissed within thirty (30) days, (ii) ATHM may terminate this Agreement upon the failure by HI to provide monthly payments due to ATHM pursuant to Section 4.2 within two (2) weeks after receipt of written notice that such payment is past due, and (iii) HI may terminate this Agreement upon the failure by ATHM to provide HI with the required number of Unique Names and


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Completed Names pursuant to Section 4. In addition to termination, the terminating party shall be entitled to any other remedy available at law and equity (subject to the provisions of Sections 11, 13.2 and 13.3), it being understood that damages may not be a sufficient remedy because of the unique nature of the benefits to be derived under this agreement, and injunctive and other equitable relief may be appropriate. A party shall not be required to terminate this Agreement prior to seeking to enforce its legal and equitable rights hereunder.

         8.3 All sections of this Agreement which, by their nature should survive termination of this Agreement, shall survive, including, without limitation, Sections 1, 2, 3, 6.1, 6.2, 6.3, and 8 through and including 14. The ownership rights as to Unique and Completed Names, for which the Fee has been paid, granted to HI in Sections 2 and 6, are perpetual and shall survive termination or expiration of this Agreement.

         8.4 Upon any termination of this Agreement, each party shall promptly return to the other party any Confidential Information (and all copies thereof) of such other party in its possession or control, provided that HI shall be entitled to retain Unique Names and Data owned by it hereunder.

9. WARRANTY DISCLAIMERS. HI acknowledges that any collection and compilation of data entails the likelihood of inaccuracies and losses, including inadvertent loss of data or damage to media, that may give rise to loss or damage. ATHM will use reasonable commercial efforts to minimize such inaccuracies. THE UNIQUE NAMES ARE PROVIDED "AS IS"; AND ATHM MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THEIR ACCURACY, COMPLETENESS, OR CURRENTNESS; OR THE ACCURACY OR GENUINENESS OF ANY UNIQUE NAMES OR DATA (provided, however, that ATHM's obligations to deliver names which are within the definitions of Unique Names and Completed Names are not affected by this warranty disclaimer). ATHM SPECIFICALLY DISCLAIM ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY AGREES THAT IN NO EVENT WILL THE OTHER PARTY BE LIABLE FOR THE RESULTS OF ITS OR ANY OF ITS CUSTOMER'S USE OF THE UNIQUE NAMES OR DATA CONTAINED THEREIN.

10. INDEMNITY: Notwithstanding any other provision contained in this Agreement, each party shall defend the other party hereto, and shall pay all reasonable costs, expenses and damages that a court finally awards, or settlements approved by the indemnifying party, based upon a third party claim arising from (i) any intentional misrepresentation, fraud, or unlawful activity of the indemnifying party related to this Agreement, or (ii) the breach of any of the indemnifying party's obligations hereunder; provided that the party to be indemnified under this Section promptly notifies the indemnifying party in writing of the claim, allows the indemnifying party to control the defense or any related settlement negotiations and cooperates with the indemnifying party in such defense or settlement negotiations.


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11.      COMPLIANCE WITH LAWS AND REGULATIONS: Each party shall, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule, or regulation relating to its duties, obligations, and performance under this Agreement, including, but not limited to, the use of any Unique Names or Data, and shall procure all governmental licenses and pay all fees and other charges required thereby. Each party agrees to respect all consumer preferences in its use of any Unique Names or Data.

12. LIMITATIONS ON LIABILITY: IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO DAMAGES FOR BREACH OF CONTRACT OR WARRANTY OR FOR NEGLIGENCE OR STRICT LIABILITY), OR FOR INTERRUPTED COMMUNICATIONS OR LOST DATA, ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF (OR KNOWS OR SHOULD KNOW OF) THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS PROVIDED IN SECTION 14.4, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTIES FOR AN AMOUNT GREATER THAN THE AMOUNTS RECEIVED HEREUNDER DURING THE PRECEDING EIGHTEEN (18) MONTH PERIOD.

13.      CONFIDENTIAL INFORMATION:

         13.1 During the course of the Agreement, the parties may exchange information, materials, and knowledge about their respective businesses, products, programming and other techniques, methods, pricing, ideas, experimental and other work, plans, systems, customers, clients and suppliers. The parties agree that all such knowledge, information and materials acquired, including but not limited to the Unique Names, ATHM user information and Data and HI customer information, are and will be the trade secrets and confidential and proprietary information of the party (collectively, "Confidential Information") whether or not explicitly designated as "confidential" or "proprietary" by the parties.

         13.2 Confidential Information will not include information that: (i) is in or enters the public domain without breach of this Agreement, (ii) either party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) either party knew prior to receiving such information form the other, or (iv) either party develops or discovers independently of any information received from the other.

         13.3 Each party agrees (i) that it will not disclose any third party or use any Confidential Information except as expressly permitted in the Agreement, and (ii) that it will maintain the confidentiality of all Confidential Information in its possession or control by the measures it uses to maintain the confidentiality of its own information of similar importance but in no event shall the measures be less than reasonable.


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         13.4 Notwithstanding the foregoing, each party may disclose
Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, or
(ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, potential investors or acquirers, banks and other financing sources and their advisors.

14.      GENERAL PROVISIONS:

         14.1 GOVERNING LAW: This Agreement will be governed and construed in accordance with the laws of the State of Colorado without giving effect to principles of conflict of laws.

         14.2 DISPUTES. Any dispute arising under or relating to this Agreement or between the parties hereto shall be settled exclusively by arbitration to be held in Denver, Colorado. Such arbitration shall be conducted in accordance with the Rules of the American Arbitration Association ("AAA"). The arbitration shall be before a mutually acceptable single arbitrator, except that in the event the amount in controversy exceeds $100,000, the arbitration shall be before three
(3) arbitrators, the decision of any two of the arbitrators shall be binding. The arbitrators shall be selected from a list, prepared by the AAA, of persons having expertise in the subject matter of this Agreement. One arbitrator shall be selected by ATHM, one by HI and a third by the arbitrators selected by the parties. Judgment upon the award may be entered in any court having jurisdiction thereof. This provision is self-executing, and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear.

         14.3 INJUNCTIVE RELIEF. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that a breach of any of its obligations relating to the restrictions on use of the Unique Names, each party's intellectual property or Confidential Information will cause the non-breaching party irreparable harm, and therefore the non-breaching party will be entitled to equitable relief in addition to all other remedies provided in this Agreement or available at law or in equity.

         14.4 MISUSE. If either party is determined by the Expedited Review Process described below to have willfully used the Unique Names in contradiction to the rights granted to it hereunder (each such use hereinafter referred to as a "Misuse") two or more times during any one-year period, the other party may request that any further use by the misusing party be monitored and approved, by a neutral third party to be agreed on by the parties, under a mutually acceptable procedure which provides a mechanism for approvals in a reasonably timely manner so as not to unreasonably disrupt the business of the misusing party. If, thereafter, Misuse (which shall not include any use approved by the neutral third party) occurs three (3) times in any one-year period, then the misusing party shall pay to the other party the [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission] of (i) an amount equal to [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission] or
(ii) the total cumulative amount of [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission] hereunder. The foregoing remedies are in addition to all other remedies


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provided in this Agreement or available at law or in equity. The parties acknowledge and agree that the actual damages incurred by either party due to the other party's Misuse of the Unique Names will be difficult, if not impossible, to ascertain and that the liquidated damages payable pursuant to this section represent the reasonable and likely amount of such damages and not a penalty. If a party believes that the other has engaged in a Misuse, promptly after discovery of the Misuse the accusing party shall give notice of the same to the other party. Within ten business days the parties shall agree upon a mutually acceptable arbitrator to review as expeditiously as possible whether a Misuse has occurred. If agreement as to a mutually acceptable arbitrator is not reached within such ten business day period, within such time each party shall designate an arbitrator and within five business days thereafter the two arbitrators shall select a third arbitrator, with a decision of a majority of the arbitrators being binding.

         14.5 SEVERABILITY; WAIVER: If any provision of the Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision, which most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of the Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

         14.6 HEADINGS: Headings used in the Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect the Agreement.

          14.7 SUCCESSORS AND ASSIGNS: The Agreement, and the rights (other than ownership rights granted or retained under this Agreement ) and obligations herein, may not be assigned without the other partys' prior written consent; except that either party may assign this Agreement, without consent of the other party, to any entity that is merged or consolidated with a party or acquires all or substantially all of the assigning party's assets; provided, however, that neither party may assign this Agreement, or the rights and obligations herein, without the prior consent of the other, to any direct competitor of the non-assigning party. The parties' rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. Either party may subcontract all or a portion of its responsibilities hereunder to any affiliate of the party, provided that any subcontractor shall be bound by the confidentiality and other provisions of this Agreement.

         14.8 ATTORNEYS' FEES: If any legal action is brought to construe or enforce any provision of the Agreement, the prevailing party shall be entitled to receive its reasonable attorneys' fees and court costs in addition to any other relief it may receive.

         14.9 FORCE MAJEURE: If the performance of the Agreement, or any obligation hereunder, is prevented, restricted or interfered with by any act or condition whatsoever


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beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference, provided, however, that the obligation to make any payment hereunder shall not be excused for a period of more than five business days.

         14.10 INDEPENDENT CONTRACTORS: The parties to the Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by the Agreement.

         14.11 NOTICE: Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given: upon personal delivery or delivery by nationally recognized overnight courier; if sent by telephone facsimile, upon confirmation of receipt; if sent by electronic mail, upon confirmation of delivery; or if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing.

         14.12 COUNTERPARTS: The Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be on instrument.

         14.13 ENTIRE AGREEMENT: The Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of the Agreement and supersedes any and all oral or written agreements or understandings between the parties related to the subject matter hereof. The agreement may be changed only by a written amendment signed by both parties.



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         IN WITNESS WHEREOF, each of the parties hereto have executed the
Agreement as of the date first written above.

AT HOME CORPORATION:                                              HARRIS INTERACTIVE INC.:

By:            /s/ Elizabeth M. Berecz                           By:          /s/ Gordon S. Black
               ----------------------------------------------                 ----------------------------------------

Name:          Elizabeth M. Berecz                               Name:        Gordon S. Black
               ----------------------------------------------                 ----------------------------------------

Title:         V.P. Finance                                      Title:       Chief Executive Officer
               ----------------------------------------------                 ----------------------------------------

Address:         1033 Church Ranch Blvd.                         Address:       135 Corporate Woods
                 --------------------------------------------                   --------------------------------------
                 Westminster, CO 80021                                          Rochester, NY  14623-1457
                 --------------------------------------------                   --------------------------------------


Fax:             (303) 222-2242                                  Fax:           (716) 272-7258
                 --------------------------------------------                   --------------------------------------

E-Mail:                                                          E-Mail:        gordonb@harrisinteractive.com
                 --------------------------------------------                   -----------------------------
                                                                                --------------------------------------




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